NEWS RELEASE

TRACK DATA RECEIVES NASDAQ DELISTING NOTICE

BROOKLYN, NY-September 16, 2009-Track Data Corporation (Nasdaq: TRAC) announced today that on September 15, 2009, the Company received notice from Nasdaq that its common stock has not maintained a minimum market value of publicly held shares of $5,000,000 for the last 30 consecutive trading days, as required for continued inclusion on the Nasdaq Global Market.  The Company has been provided 90 calendar days, or until December 14, 2009,  to regain compliance.  If the Company does not meet the minimum $5,000,000 market value test for a minimum of 10 consecutive trading days before December 14, 2009, it will receive notice of delisting from Nasdaq, which notice may be appealed at that time.  Further, the Company may transfer its securities listing to the Nasdaq Capital Market, provided it meets the continued inclusion requirements for that market.

Track Data Corporation provides market data, financial information, quote systems and trading platforms for both professional and individual traders.  The hallmark of Track Data's products and services is fast, reliable technology built by outstanding software engineers in conjunction with investment professionals who have years of stock and options trading experience.

CONTACT: Track Data Corporation
            Laurel Louison,
            718-522-0222
            laurel_louison@trackdata.com